EXHIBIT 10.1

AIRCRAFT PURCHASE AGREEMENT

dated as of December 29, 2006

among

PLM FINANCIAL SERVICES, INC.,

as successor to PLM Transportation Equipment Corporation,

not in its individual capacity, but solely as owner trustee

for the benefit of the Owner Participants

as Seller

and

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,

not in its individual capacity, but solely as owner trustee

for the benefit of the Beneficiary,

as Purchaser

One Boeing Model B737-300 Aircraft,

Manufacturer’s Serial No. 24700 and

bearing Uruguayan Registration Mark CX-PUA

and Two CFM56-3B1 Engines,

Manufacturer’s Serial Nos. 724644 and 724657

AIRCRAFT PURCHASE AGREEMENT

AIRCRAFT PURCHASE AGREEMENT, dated as of December 29, 2006 (this “Agreement”), among PLM FINANCIAL SERVICES, INC., as successor to PLM Transportation Equipment Corporation, a Delaware corporation (“PLM”), not in its individual capacity but solely as owner trustee for the benefit of the Owner Participants (the “Seller”), and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association (“WFB”), not in its individual capacity but solely as owner trustee for the benefit of the Beneficiary (the “Purchaser”).

RECITALS:

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in, to and under the Aircraft (as defined herein) and all of Seller’s right, title, interest, obligations, duties and liabilities under the Lease Agreement, dated December 6, 2001, between Seller, as lessor, and PLUNA - Lineas Aereas Uruguayas S.A., as lessee (“Lessee”), as amended (the “Lease”), arising on or after the Delivery Time (as defined herein).

The Lease allows such sale, purchase, assignment and assumption, subject to the satisfaction of certain conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Definitions; Rules of Interpretation.

1.1  Definitions

. For purposes of this Agreement the following terms shall have the meanings specified:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreed Courts” has the meaning set forth in Section 15.2.

“Aircraft” means collectively the Airframe, the Engines, the APU and the Aircraft Documents.

“Aircraft Acceptance Certificate” means the Aircraft Acceptance Certificate substantially in the form of Exhibit C.

“Aircraft Documents” means the documents, data and records identified in Part 2 of Schedule 1 to the Lease and all additions, renewals, revisions and replacements from time to time made in accordance with the lease.

“Airframe” means collectively (i) the Boeing Model B737-300 airframe bearing manufacturer’s serial no. 24700 and Uruguayan registration mark CX-PUA, (ii) all Parts owned by the Seller incorporated in, installed on, attached to or appurtenant to such airframe, and (iii) all substitutions, replacements or renewals from time to time made in or to any of the Parts referred to in the preceding clause (ii) as required or permitted by the Lease.

“Applicable Law” means, as to any Person, all (i) laws, treaties and international agreements of any national government, (ii) laws of any state, province, territory, locality or other political subdivision of a national government, and (iii) rules, regulations, judgments, decrees, orders, injunctions, writs, directives, licenses and permits of any Governmental Body (including monetary authorities and arbitration authorities), in each case that are applicable to or binding on such Person or any of its property or to which such Person or any of its property is subject.

“APU” means the auxiliary power unit manufactured by Garrett, model TTCP85-129, serial number P-165.

“Assignment Agreement” means the Lease Assignment and Assumption Agreement, to be dated the Closing Date and entered into between Seller and Purchaser substantially in the form attached as Exhibit A.

“Beneficiary” means DB Aircraft Leasing Master Trust, a Delaware statutory trust under a Master Trust Agreement, dated as of September 26, 2005, among Wells Fargo Delaware Trust Company, DB Equipment Leasing, Inc., the administrative trustees and the holders of the beneficial interest from time to time, and its successors and assigns.

“Business Day” means a day on which banking institutions in New York, New York are open for the transaction of business.

“Delivery Date” has the meaning set forth in Section 2.2.

“Delivery Time” has the meaning set forth in Section 2.2.

“Due Diligence Inspection Date” means October 30, 2006.

“Economic Closing Date” means November 15, 2006.

“Engines” means collectively (i) the two CFM Model CFM56-3B1 aircraft engines bearing manufacturer’s serial nos. 724644 and 724657, (ii) all Parts owned by the Seller incorporated in, installed on, attached to or appurtenant to such engines, and (iii) all substitutions, replacements or renewals from time to time made in or to any of the Parts referred to in the preceding clause (ii) as required or permitted by the Lease.

“Event of Loss” shall have the meaning ascribed to such term in the Lease.

“Excepted Rights” has the meaning given to such term in Section 2.2.

“Fourth Amendment to Lease” means the Fourth Amendment to Lease, between Purchaser and Lessee, substantially in the form of Exhibit B to the Lessee Acknowledgement.

“Governmental Body” means any department, commission, board, bureau, court, legislature, agency, instrumentality or authority of any national government or any political subdivision of a national government.

“Interest Rate” means 4.0% per annum.

“Lease Deposit” has the meaning given to such term in Section 6.12(a)(iv).

“Lessee Acknowledgement” means an Acknowledgment and Acceptance of Assignment by the Lessee, as contemplated by Section 14.2.c.i of the Lease, substantially in the form attached as Exhibit B.

“Lien” means any mortgage, charge, pledge, lien, claim, encumbrance, assignment, hypothecation, right of set-off or any agreement or arrangement having the effect of creating any of the foregoing.

“Net Purchase Payment” means the amount set forth in Schedule 1 hereto as being payable by Purchaser to Seller on the Delivery Date, such amount being the Purchase Price for such Delivery Date minus the Purchase Deposit, the Total Reserves, the Lease Deposit and accrued interest on the Lease Deposit through the day before the Delivery Date.

“Owner Participants” means PLM Equipment Growth Fund VI Liquidating Trust and PLM Growth and Income Fund VII Liquidating Trust.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment or components of whatever nature, including landing gear, auxiliary power units, navigation systems, radar and radio but excluding complete Engines or engines.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.

“PLM” has the meaning given to such term in the Preamble.

“Purchase Deposit” A sum of U.S. One Hundred Thousand Dollars ($100,000) advanced by Beneficiary to Seller to secure the purchase of the Aircraft.

“Purchase Documents” means this Agreement, the Warranty Bill of Sale, the Assignment Agreement, the Lessee Acknowledgement and the Aircraft Acceptance Certificate.

“Purchase Price” means the amount set forth in Schedule 1 hereto for the date on which the Delivery Date occurs.

“Purchaser” has the meaning given to such term in the Preamble.

“Responsible Officer” means with respect to any Person, any managing director, general manager, deputy general manager, vice president or other senior officer who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any instrument, would have responsibility for such matter and the requirements of such instrument with respect thereto.

“Scheduled Delivery Date” has the meaning given such term in Section 2.3.

“Seller” has the meaning given to such term in the Preamble.

“Seller’s Account” means Bank: Comerica Bank, Account No.: 1891533166, Account Name: PLM International, Inc., ABA Routing No.: 121137522, Ref: Boeing 737 S/N 24700.

“Special Uruguayan Counsel” means Guyer & Regules, special Uruguayan counsel to Purchaser.

“Taxes” means any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including without limitation any value added or similar tax and any stamp, documentary, registration or similar tax), together with any penalties, fines, surcharges and interest thereon and any additions thereto.

“Termination Date” means December 31, 2006.

“Total Reserves” means the amount specified as such in Schedule 2.

“Transaction Documents” has the meaning given such term in Section 6.8.

“Transfer Taxes” means any sales, use, excise, transfer, gross receipts, value added or any other similar taxes, fees or charges that may be imposed by any Governmental Body in any jurisdiction as a result of the sale and assignment of the Aircraft and the Lease under this Agreement.

“Trust Agreement” means the Trust Agreement between the Beneficiary and Wells Fargo Bank Northwest, National Association (Owner Trust 24700), dated as of December 12, 2006.

“Uruguayan Filings” means the filings with the Uruguayan Civil Aviation Authority of Spanish translations of the Warranty Bill of Sale, the Lease Assignment Agreement and the Fourth Amendment to Lease, in each case duly executed, notarized, consularized and legalized, to reflect the transfer of the Aircraft and the Lease from Seller to Purchaser.

“Warranty Bill of Sale” means a full warranty bill of sale from Seller to Purchaser in the form attached as Exhibit D.

“WFB” has the meaning given to such term in the Preamble.

1.2  Rules of Interpretation

. The following rules of interpretation shall apply to this Agreement:

(a)  the singular includes the plural and the plural includes the singular;

(b)  “or” is not exclusive and “include” and “including” are not limiting;

(c)  a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

(d)  a reference to a person includes its permitted successors and assigns;

(e)  a reference to any document shall include that document as amended, novated, assigned or supplemented;

(f)  a reference in this Agreement to a Section, Schedule or Exhibit without further reference is to the relevant Section, Schedule or Exhibit of this Agreement; and

(g)  a reference in this Agreement to “actual knowledge” shall mean, with respect to any Person, the actual knowledge of, including receipt of written notice by, a Responsible Officer of such Person.

SECTION 2.  Sale, Assignment and Assumption.

2.1  Sale of Aircraft

. Subject to the terms and conditions of this Agreement, (a) Seller agrees to sell, convey and transfer to Purchaser without any representations or warranties except as set forth herein or in the Warranty Bill of Sale, and Purchaser agrees to purchase and accept, all of Seller’s right, title and interest in, to and under the Aircraft, and (b) Seller agrees to assign, and Purchaser agrees to accept and assume, all of Seller’s rights and obligations under the Lease, in each case at the Delivery Time, pursuant to, in accordance with and to the extent provided in this Agreement, the Warranty Bill of Sale and the Assignment Agreement.

2.2  Delivery; Risk of Loss; Excepted Rights

. Seller’s delivery of the Warranty Bill of Sale to Purchaser, and Purchaser’s delivery of the Aircraft Acceptance Certificate to Seller, shall conclusively evidence the sale of the Aircraft from Seller to Purchaser, and risk of loss of or damage to the Aircraft shall pass from Seller to Purchaser at the time stated in the Aircraft Acceptance Certificate as being the time at which the transfer took place (the “Delivery Time”). The date on which the Delivery Time occurs is herein referred to as the “Delivery Date.” Seller shall retain all of its rights relating to the Lease that have arisen or accrued prior to the Delivery Time (the “Excepted Rights”), such Excepted Rights to include, without limitation, (i) the right to receive any amounts due or accrued to Seller under the Lease in respect of the Aircraft prior to the Delivery Time, (ii) any rights to indemnification or liability insurance under the Lease with respect to any period prior to the Delivery Time.

2.3  Delivery Date

. The Delivery Date for the Aircraft is, as of the date hereof, scheduled to occur on or about December 29, 2006 (the “Scheduled Delivery Date”). The exact Delivery Date will be designated by Seller, and if a date other than the Scheduled Delivery Date, Seller will give notice thereof to Purchaser, at least one (1) Business Days in advance thereof. The closing of the transactions contemplated hereby shall take place on the Delivery Date at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036.

2.4  Delivery Location

. Seller shall deliver the Aircraft to Purchaser on the Delivery Date, in accordance with the terms hereof, in such location and jurisdiction designated by Seller which it determines to be acceptable for taxation purposes and that is reasonably acceptable to Purchaser. Seller and Purchaser shall cooperate to ensure that the Aircraft is located at the Delivery Time in a jurisdiction that eliminates the imposition upon Purchaser or Seller of any Transfer Taxes arising out of the sale of the Aircraft pursuant to this Agreement, and shall take all actions reasonably requested by the other that are not in contravention of any provision of the Purchase Documents to eliminate any Transfer Taxes applicable to this Agreement or the consummation of the transactions contemplated by this Agreement.

2.5  Disclaimer

. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF SELLER, WHETHER WRITTEN, ORAL OR IMPLIED. PURCHASER ACKNOWLEDGES AND AGREES (i) THAT THE AIRCRAFT IS, AND AT THE TIME OF THE DELIVERY TIME WILL BE, IN “AS IS, WHERE IS” CONDITION, AND (ii) THAT SELLER SHALL NOT, BY VIRTUE OF HAVING OWNED AND SOLD THE AIRCRAFT OR OTHERWISE, BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, FITNESS, DESIGN OR CONDITION OF, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN, THE AIRCRAFT, OR TO HAVE MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXCEPT THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT), AND SELLER DISCLAIMS AND PURCHASER WAIVES ALL WARRANTIES, GUARANTIES AND LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE (INCLUDING ANY OBLIGATION OR LIABILITY WITH RESPECT TO FITNESS, MERCHANTABILITY OR LOSS OF USE, OR STRICT LIABILITY IN TORT OR CONSEQUENTIAL DAMAGES) WHETHER OR NOT OCCASIONED BY SELLER’S NEGLIGENCE, AND EACH OF BENEFICIARY AND PURCHASER ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL SELLER BE LIABLE FOR INJURIES TO PERSONS OR PROPERTY OR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY OTHER LOSS OR DAMAGE WHATSOEVER, PURCHASER AGREEING THAT ALL SUCH RISKS ARE TO BE BORNE BY PURCHASER AFTER THE CLOSING DATE.

SECTION 3.  Purchase Price; Adjustments; Termination.

3.1  Payment of Purchase Price

. (a)  Subject to the terms and conditions of this Agreement, at the Delivery Time Purchaser shall pay the Net Purchase Payment for such Delivery Date, as set forth in Schedule 1, to Seller’s Account. All payments due to Seller hereunder shall be effected in United States dollars in immediately available funds without any set-off, counterclaim or deduction of whatsoever nature by wire transfer to the foregoing account. Payments will be deemed to have been made when such amounts have been credited and confirmed as immediately available funds to such designated account

(b)  Deposit. Beneficiary has advanced the Purchase Deposit to the Owner Participants for the benefit of Seller, and Seller agrees to apply the Purchase Deposit to payment of the Purchase Price at the Delivery Time or as otherwise applied as provided herein. The Purchase Deposit is non-refundable except as provided in Sections 3.2, 3.3, 3.4 and 3.5.

3.2  Termination Date

. If the Delivery Time has not occurred at or before 5:00 p.m. (New York time) on the Termination Date for any reason whatsoever other than the default of Purchaser or the application of Section 3.3, 3.4 or 3.5 hereof, this Agreement shall automatically terminate, Seller shall promptly return the Deposit to Purchaser, and the parties shall have no further liability to each other with respect to the sale of the Aircraft and this Agreement. If the Delivery Time has not occurred at or before 5:00 p.m. (New York time) on the Termination Date because of the default of Purchaser, then Seller may, by written notice to Purchaser, terminate this Agreement and retain the Purchase Deposit, and the parties shall have no further liability to each other with respect to the sale of the Aircraft or this Agreement. Purchaser and Seller agree that no party hereto shall be responsible for any indirect, consequential or punitive damages whatsoever.

3.3  Damage before Delivery Time

. (a)  If before the Delivery Time but after the Due Diligence Inspection Date, the Aircraft suffers damage that does not constitute an Event of Loss, then Seller shall promptly notify Purchaser of such damage and shall notify Purchaser as soon as reasonably practicable of its opinion as to whether such damage is repairable prior to the Termination Date;

(b)  If repairs of such damage or fault can reasonably be expected to be completed prior to the Termination Date, and such damage or fault and the repair thereof will not have an adverse affect on the marketability of the Aircraft (as reasonably determined by Purchaser), Seller shall use reasonable efforts to procure the repair of such damage as soon as reasonably practicable; however, if such repair is not completed and the Aircraft is not delivered to Purchaser on or before the Termination Date, Purchaser may elect nevertheless to take delivery of the Aircraft and Lease by providing written notice thereof to Seller. If Purchaser elects not to take delivery, Seller shall promptly refund the Purchase Deposit to Purchaser and neither party shall have any further obligation or liability to the other with respect to the sale of the Aircraft and this Agreement; and

(c)  If repairs of such damage cannot reasonably be expected to be completed prior to the Termination Date, Seller shall immediately notify Purchaser whereupon Purchaser may elect nevertheless to take delivery of the Aircraft, but if Purchaser does not make such election, Seller shall promptly refund the Purchase Deposit to Purchaser and neither party shall have any further obligation or liability to the other with respect to the sale of the Aircraft and this Agreement.

3.4  Event of Loss before Delivery Time

. (a)  If before the Delivery Time the Aircraft suffers an Event of Loss, then with effect from the date on which such Event of Loss occurs, this Agreement shall without further act terminate and the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of Seller or Purchaser, save that Seller shall promptly refund the Purchase Deposit to Purchaser.

(b)  If before the Delivery Time an event occurs which with the passage of time and/or a relevant determination would constitute an Event of Loss and such event is continuing on the Termination Date, then this Agreement may be terminated by Purchaser or Seller by delivering written notice thereof to the other parties hereto, and thereupon the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of Seller or Purchaser, save that Seller shall promptly refund the Purchase Deposit to Purchaser.

3.5  Material Adverse Tax Event

. In the event that, notwithstanding the mutual efforts of Seller and Purchaser, either Seller or either of the Owner Participants, on the one hand, or Beneficiary or Purchaser, on the other hand, would suffer a materially adverse sales, use or other transfer tax event as a result of the transfer of the Aircraft and the Lease, and such material adverse tax event cannot be mitigated by all commercially reasonable efforts of the party that would suffer such material adverse tax event, this Agreement may be terminated by the affected party by delivering written notice thereof to the other party hereto, and thereupon the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of Seller or Purchaser, save that Seller shall promptly refund the Purchase Deposit to Purchaser. In all events, Seller and Purchaser shall each be responsible for their own income and gains Taxes.

3.6  Binding Obligations

. This Agreement is intended to set forth the binding obligation of Seller to sell the Aircraft and the binding obligation of Purchaser to purchase the Aircraft and pay the Purchase Price, in each case, on the terms and conditions set forth herein. On and after the Economic Closing Date, Seller shall use all reasonable efforts to cause each of the conditions set forth in Section 5 to be satisfied and shall take all other actions necessary to perform its obligations under the Purchase Documents, and Purchaser shall use all reasonable efforts to cause each of the conditions set forth in Section 4 to be satisfied and shall take all other actions necessary to perform its obligations under the Purchase Documents.

SECTION 4.  Conditions Precedent to the Obligations of Seller

. The obligation of Seller to sell and assign the Aircraft and the Lease to Purchaser at the Delivery Time is subject to the satisfaction of the following conditions:

4.1  Purchase Documents

. Each of the parties to the Purchase Documents other than Purchaser shall have executed and delivered the Purchase Documents.

4.2  Purchase Price; Aircraft Acceptance Certificate

. Purchaser shall have paid the Net Purchase Payment in the manner specified in Section 3 and Purchaser shall have delivered the Aircraft Acceptance Certificate to Sellers.

4.3  Due Authorization, Execution and Delivery

. Seller shall have received from Purchaser authorizing documents reasonably satisfactory to Seller evidencing that each of the signatories executing the Purchase Documents for and on behalf of Purchaser has the authority to do so.

4.4  Representations and Warranties

. The representations and warranties of Purchaser contained in the Purchase Documents shall be true and correct as of the Delivery Time with the same force and effect as though made on and as of the Delivery Time.

4.5  Illegality

. At the Delivery Time, no change shall have occurred after the date of this Agreement in any law that would make it illegal for Seller or Purchaser to perform any of its obligations under any Purchase Document to which it is a party and any other documents or agreements to be entered into pursuant to the Purchase Documents.

4.6  Event of Loss

. At the Delivery Time, there shall not exist an Event of Loss, or event that with the passage of time or the making of any determination would constitute an Event of Loss, with respect to the Aircraft.

4.7  Transfer Taxes

. Seller shall be satisfied that the Aircraft is, at the Delivery Time, located in a jurisdiction such that no Transfer Tax will be imposed with respect to the transactions contemplated by this Agreement, and Seller shall have received from Lessee confirmation of the Aircraft’s location at the Delivery Time.

4.8  Lease Requirements

. Lessee shall have executed and delivered to Purchaser the following: (a)  the Lessee Acknowledgement, including the certification described in Section 14.2.c.ii of the Lease, (b) the certificate of insurance and broker’s letter described in Section 14.2.c.iii of the Lease and (c) the opinion of counsel described in Section 14.2.c.iv of the Lease, and Lessee shall have complied with its other obligations under Section 14.2 of the Lease.

4.9  Opinions

. Seller shall have received an opinion, dated the Delivery Date, from Special Uruguayan Counsel addressed to Purchaser and Seller with respect to such matters and to such effect as Purchaser shall reasonably request.

4.10  Uruguayan Filings

. Purchaser shall have taken such actions as are reasonably required in order to effect the Uruguayan Filings.

4.11  Additional Insured

. Seller shall have received written confirmation that Lessee has agreed to name Seller as an additional insured on the applicable third party legal liability insurance with respect to the Aircraft for a period of two years after the Delivery Date.

4.12  Transfer of Interest

. Purchaser shall have taken any other action reasonably requested by Seller in order to transfer the Aircraft and Lease to Purchaser.

SECTION 5.  Conditions Precedent to the Obligations of Purchaser

. The obligations of Purchaser to purchase the Aircraft and the Lease from Seller at the Delivery Time are subject to the satisfaction of the following conditions:

5.1  Purchase Documents

. Each of the parties to the Purchase Documents other than Seller shall have executed and delivered the Purchase Documents.

5.2  Transfer Documents

. (a)  The Lease and each other Transaction Document shall be in full force and effect and shall have been delivered to Purchaser pursuant to Section 6.8, and no Event of Default shall have occurred under the Lease.

(b)  The Aircraft Documents in the possession of Seller shall have been delivered to Purchaser.

(c)  The Seller shall have tendered the Warranty Bill of Sale.

(d)  The Net Purchase Payment shall be based on (i) the Lease Deposit and interest accrued thereon to the Delivery Date and (ii) the Total Reserves in the amount set forth on  Schedule 2 to this Agreement.

5.3  Due Authorization, Execution and Delivery

. Purchaser shall have received from Seller authorizing documents reasonably satisfactory to Purchaser evidencing that each of the signatories executing the Purchase Documents for and on behalf of Seller has the authority to do so.

5.4  Representations and Warranties

. The representations and warranties of Seller contained in the Purchase Documents shall be true and correct as of the Delivery Time with the same force and effect as though made on and as of the Delivery Time.

5.5  Illegality

. At the Delivery Time, no change shall have occurred after the date of this Agreement in any law that would make it illegal for Seller or Purchaser to perform any of its obligations under any Purchase Document to which it is a party and any other documents or agreements to be entered into pursuant to the Purchase Documents.

5.6  Event of Loss

. At the Delivery Time, there shall not exist an Event of Loss or an event that, with the passage of time or the making of any determination, would constitute an Event of Loss with respect to the Aircraft.

5.7  Transfer Taxes

. Purchaser shall be satisfied that the Aircraft is, at the Delivery Time, located in a jurisdiction such that no Transfer Tax will be imposed with respect to the transactions contemplated by this Agreement, and Purchaser shall have received from Lessee confirmation of the Aircraft’s location at the Delivery Time.

5.8  Opinions

. Purchaser shall have received an opinion, dated the Delivery Date, from Special Uruguayan Counsel addressed to Purchaser and Seller with respect to such matters and to such effect as Purchaser and Seller shall reasonably request.

5.9  Lease Requirements

. Lessee shall have executed and delivered to Purchaser the following: (a) the Lessee Acknowledgement, including the certification described in Section 14.2.c.ii of the Lease, (b) the certificate of insurance and broker’s letter described in Section 14.2.c.iii of the Lease, (c) the opinion of counsel described in Section 14.2.c.iv of the Lease and (d) the Fourth Amendment to Lease, and Lessee shall have complied with its other obligations under Section 14.2 of the Lease.

5.10  Aircraft Condition

. At the Delivery Time, the Aircraft shall be (a) in substantially the same or better condition that it was on the Due Diligence Inspection Date, ordinary wear and tear excepted, and (b) in compliance with the requirements of the Lease.

5.11  Uruguayan Filings

. Seller shall have taken such actions as are reasonably required in order to effect the Uruguayan Filings.

5.12  Transfer of Interest

. Seller shall have taken any other action reasonably requested by Purchaser in order to transfer the Aircraft and the Lease to Purchaser.

SECTION 6.  Representations and Warranties of PLM and Seller

. PLM, in its individual capacity, as to its own representations in Sections 6.1, 6.2, 6.6, 6.7, 6.8, 6.10 and 6.11 only, and as Seller, each as to itself only, represents and warrants to Purchaser that the following statements are on the date of this Agreement, and at the Delivery Time will be, true and accurate:

6.1  Organization and Power

. PLM is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to enter into and perform the transactions contemplated by the Purchase Documents to which it is a party, whether individually or as Seller.

6.2  Due Authorization

. The execution, delivery and performance by Seller of this Agreement and the other Purchase Documents have been duly authorized by all necessary trust action on the part of PLM, if any, do not require any approval of the shareholders of PLM (or if such approval is required, such approval has been obtained) or approval of any trustee or holder of any indebtedness or obligations of PLM or Seller, and do not and will not contravene the charter or by laws of PLM or any current law, governmental rule, regulation, judgment or order binding on PLM or Seller or contravene or result in a breach of, or constitute a default under any indenture, mortgage, contract or other agreement to which PLM or Seller is a party or by which PLM or Seller or the property of either of them may be bound or affected.

6.3  Enforceability

. Each of the Purchase Documents to which it is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors’ rights in general and principles of equity.

6.4  Seller Consents

. Assuming the accuracy of the representations and warranties of Purchaser herein and in the Assignment Agreement, each consent of any Person (other than Lessee) required to be obtained by Seller to authorize, or required by Seller in connection with the execution, delivery or performance by Seller of the Purchase Documents to which it is a party has been obtained and is in full force and effect (or will be obtained and in full force and effect prior to the Delivery Time), and there is no default by Seller in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection with such consent.

6.5  Non-Contravention

. The execution, delivery and performance by Seller of the Purchase Documents to which it is a party will not (i) conflict with, or result in any material breach of any of the terms of, or constitute a default under any agreement or document to which it is a party or by which it or any of its property or assets may be bound; or (ii) contravene or conflict with the provisions of its organizational documents. Assuming the accuracy of the representations and fulfillment of the covenants of Purchaser set forth herein and in the Assignment Agreement, the transfer of the Aircraft and the Lease to Purchaser will not violate any provision of any Applicable Law.

6.6  No Litigation

. No action or proceeding is pending, has been instituted or, to the actual knowledge of PLM or Seller, is threatened, before any court or Governmental Body, and no order, judgment or decree has been issued or, to the actual knowledge of PLM or Seller, is threatened, by any court or Governmental Body that would materially adversely affect the ability of Seller to complete and consummate its obligations contemplated by the Purchase Documents to which it is a party.

6.7  No Registration

. Neither the execution, delivery and performance by the Seller, nor the performance by PLM or Seller of their respective obligations under, the Purchase Documents requires the consent, approval, order or authorization of, the giving of notice to, the registration with or the taking of any other action in respect of any Governmental Body, other than the Uruguayan Filings.

6.8  Transaction Documents

. Set forth on Schedule 3 is a true, accurate and complete list, as currently amended, modified and supplemented, of all documents, agreements and instruments that create or confer any benefits or rights or impose any obligations in connection with the Aircraft or the Lease to which Seller is a party (the “Transaction Documents”). Seller has provided Purchaser with originals, where available, and otherwise true and complete copies of such Transaction Documents, as so amended, modified and supplemented. Each of the Transaction Documents is in full force and effect with respect to Seller and, to the actual knowledge of PLM and Seller, with respect to Lessee, and Seller has performed all obligations required to be performed by it on or prior to the date hereof under the Transaction Documents to which it is a party. Seller is not in breach of any of its representations, warranties or covenants contained in any of the Transaction Documents. Seller has received no notice of any Default or Event of Default (as such terms are defined in the Lease), and has no actual knowledge of any such Default or Event of Default. To PLM’s and Seller’s actual knowledge there are no set-offs, defenses or counterclaims available against amounts owed to Seller under the Transaction Documents.

6.9  Title

. Legal title to the Aircraft is held by Seller and at the Delivery Time, the Aircraft and the Lease are free and clear of any and all Liens, other than the Lien of the Trust Agreement and the Lease, any Permitted Liens (as defined in the Lease), and any Liens created by, through, under or in favor of Purchaser or Beneficiary. Seller has not transferred or assigned any of its interest in the Transaction Documents to which it is a party, except for such transfers and assignments required in connection with any Liens created by, through, under or in favor of Purchaser or Beneficiary.

6.10  No Event of Loss or Damage

. Neither PLM nor Seller has actual knowledge that an Event of Loss or an event that, with lapse of time or the making of a determination or both, might become an Event of Loss has occurred. Neither PLM nor Seller has actual knowledge of any accident or physical damage to the Airframe or Engines.

6.11  No Assignment

. As of the date of this Agreement, Seller has not consented to any assignment by the Lessee of its rights and/or obligations under the Operative Documents or any sublease or transfer of possession of the Aircraft, and to PLM’s or Seller’s actual knowledge no such assignment, sublease or transfer of possession has occurred. Neither PLM nor Seller has actual knowledge, of (i) Lessee’s intention to sublease the Aircraft or (ii) Lessee taking any action or having any intention to change the country of registration of the Aircraft.

6.12  Lease Information

. (a)  Seller confirms that

(i)  pursuant to the terms of the Lease, Basic Rent during the Term (as such term is defined in the Lease) is payable monthly in advance on the 11th day of each calendar month in the amount of US$128,061, the Expiry Date (as such term is defined in the Lease) of the Lease is April 15, 2008 and Seller has not exercised its option under the Lease to extend the term of the Lease to April 15, 2009,

(ii)  no Basic Rent which is payable on any date subsequent to the date hereof has been prepaid in whole or in part,

(iii)  Seller has provided to Purchaser a copy of any reports of Lessee to the extent provided to Seller by Lessee pursuant to Section 8.2.b.ii (for the fiscal years ending June, 2004 and June, 2005 only), 8.2.f (to the extent reasonably available from the inception of the Lease but including all reports for 2006) and 8.2.g of the Lease,

(iv)  Seller holds a Deposit (as defined in the Lease) of $310,000 under the Lease and accrued interest on such deposit through the date hereof is $35,027.22, for an aggregate cash deposit of $345,027.22 (the “Lease Deposit”), which amount shall increase by $43.42 each day that lapses after the date hereof,

(v)  Lessee has paid Maintenance Reserves at the rates set forth in Schedule 7 to the Lease for operation of the Aircraft through November 30, 2006 and the amounts of the Maintenance Reserves as of the date hereof are set forth in Schedule 2,

(vi)  there are no pending claims by Lessee for reimbursement from Maintenance Reserves and Seller has paid in full all prior claims for reimbursements from Maintenance Reserves,

(vii)  Lessee is not, under Schedule 7 to the Lease, in arrears in respect of any payments of “Engine Refurbishment Reserves” (as defined therein) as a result of the hour to cycle ratio of an Engine being less than 1.0:1 in any prior year, and, with respect to 2006, the hour-to-cycle ratio of each Engine for the period through November 30, 2006 is between 1.02:1 and 1.3:1,

(viii)  the aggregate amounts of the individual Maintenance Reserves paid by Lessee net of all claims for reimbursements from such Maintenance Reserves through the date hereof are set forth on Schedule 2 to this Agreement,

(ix)  there are no pending requests by Lessee for a Lessor Contribution (as defined in the Lease) pursuant to Section 7.6 of the Lease and Seller does not have any actual knowledge of any FAA airworthiness directive in respect of the Aircraft that would result in a claim for a Lessor Contribution,

(x)  Seller, as lessor under the Lease, has the right to extend the Expiry Date by one year, as provided in the Third Amendment to Lease Agreement, dated June 24, 2005, between Seller and Lessee, and

(xi)  the Lease has not been amended, modified or supplemented other than pursuant to the Transaction Documents.

(b)  Seller has no reason to believe that any of the Aircraft specifications or other technical information it has provided to Purchaser is false or incorrect correct in any material respect.

6.13  Tax Indemnification

. To PLM’s and Seller’s actual knowledge there has not occurred any event that would give rise to a tax indemnification obligation of Lessee for which Seller would have a claim, whether such obligation is imposed upon Lessee in the Lease or in any other document entered into by Lessee in connection with the transactions contemplated by the Lease.

6.14  Compliance

. Assuming the accuracy of the representations and warranties of Purchaser set forth herein and in the Assignment Agreement, the transfer of Seller’s interest in the Aircraft and the Lease to Purchaser contemplated hereby complies with the terms of the Transaction Documents (subject to satisfying the conditions set forth in Section 14.2 of the Lease).

SECTION 7.  Representations and Warranties of WFB and Purchaser

. WFB, in its individual capacity and as Purchaser, each as to itself only, represents and warrants to Seller that the following statements are on the date of this Agreement, and at the Delivery Time will be, true and accurate:

7.1  Organization and Power

. WFB is duly organized and validly existing in good standing under the laws of the United States of America and has the requisite power and authority to enter into and perform the transactions contemplated by the Purchase Documents to which it is a party, whether individually or as Purchaser.

7.2  Due Authorization

. The execution, delivery and performance by Purchaser of this Agreement and the other Purchase Documents have been duly authorized by all necessary trust action on the part of WFB, do not require any approval of the shareholders of WFB (or if such approval is required, such approval has been obtained) or approval of any trustee or holder of any indebtedness or obligations of WFB or Purchaser, and do not and will not contravene the charter or by laws of WFB or any current law, governmental rule, regulation, judgment or order of the State of Utah or of the United States of America governing WFB’s or Purchaser’s banking and trust powers or contravene or result in a breach of, or constitute a default under any indenture, mortgage, contract or other agreement to which WFB or Purchaser is a party or by which WFB or Purchaser or the property of either of them may be bound or affected

7.3  Enforceability

. Each of the Purchase Documents to which it is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors’ rights in general and principles of equity.

7.4  Purchaser Consents

. Assuming the accuracy of the representations and warranties of Seller herein and in the Assignment Agreement, each consent of any Person (other than Lessee) required to be obtained by Purchaser to authorize, or required by Purchaser in connection with the execution, delivery or performance by Purchaser of the Purchase Documents to which it is a party has been obtained and is in full force and effect (or will be obtained and be in full force and effect prior to the Delivery Time), and there is no default by Purchaser in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection with such consent.

7.5  Non-Contravention

. The execution, delivery and performance by Purchaser of the Purchase Documents to which it is a party will not (i) conflict with, or result in any material breach of any of the terms of, or constitute a default under any agreement or document to which it is a party or by which it or any of its property or assets may be bound; or (ii) contravene or conflict with the provisions of its organizational documents. Assuming the accuracy of the representations and fulfillment of the covenants of Seller set forth herein and in the Assignment Agreement, the transfer of the Aircraft and the Lease to Purchaser will not violate any law of the State of Utah or of the United States of America governing Purchaser’s banking and trust powers.

7.6  No Litigation

. No action or proceeding is pending, has been instituted or, to the actual knowledge of WFB or Purchaser, is threatened, before any court or Governmental Body, and no order, judgment or decree has been issued or, to the actual knowledge of WFB or Purchaser, is threatened, by any court or Governmental Body that would materially adversely affect the ability of Purchaser to complete and consummate its obligations contemplated by the Purchase Documents to which it is a party.

7.7  No Registration

. Neither the execution, delivery and performance by Seller of, nor the performance by WFB or Seller of their respective obligations under, the Purchase Documents requires the consent, approval, order or authorization of, the giving of notice to, the registration with or the taking of any other action in respect of any Governmental Body, other than the Uruguayan Filings.

SECTION 8.  Notices

. Seller hereby covenants and agrees promptly to forward to Purchaser any notice it receives from any party under the Transaction Documents (other than Purchaser) pursuant to and in accordance with this Agreement. Purchaser hereby covenants and agrees promptly to forward to Seller any notice either of them receives from any party to the Transaction Documents (other than Seller) pursuant to and in accordance with this Agreement related to the rights expressly reserved pursuant to this Agreement or the Assignment Agreement.

SECTION 9.  Further Assurances

. Each of the Seller and Purchaser agrees, upon the reasonable request of the other party, at any time and from time to time, promptly to execute and deliver all such further documents, and promptly to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to confirm or carry out the provisions of the Purchase Documents and the other documents entered into in connection therewith or to permit such party to enforce the rights and benefits assigned to it or retained by it thereunder.

SECTION 10.  Indemnification.

10.1  Indemnification for Breach

. Seller, on the one hand, and Purchaser, on the other hand, agree to indemnify, on an after-tax basis, defend and hold harmless the other and any of the other’s officers, agents, directors and employees from and against any and all claims (whether fraudulent, groundless, false or not), liabilities (including, without limitation, absolute liability in tort), demands, suits, settlements, obligations, damages, actions, losses and judgments, costs, disbursements, fines, penalties and expenses (including, but not limited to, any reasonable legal, accounting or investigative fees) of whatsoever kind or nature (collectively, “Losses”) that result from (a) the untruthfulness of such indemnifying party’s representations or warranties in this Agreement or any other Purchase Document or in any certificate delivered by such indemnifying party pursuant to this Agreement or (b) the breach by such indemnifying party of any of its covenants or agreements contained in this Agreement or any other Purchase Document.

10.2  Indemnification Under the Transaction Documents

. Seller, on the one hand, and Purchaser, on the other hand, acknowledge that, in the Transaction Documents, the owner of the Aircraft may be indemnified and insured for various liabilities. Seller, on the one hand, and Purchaser, on the other hand, agree that (as between them) each party hereto shall be entitled to enforce and collect such indemnities and insurance directly from the indemnitor or insurer to the extent arising from a loss suffered by such party because of its interest, or prior interest, as the case may be, as owner of the Aircraft. If Seller is prohibited from enforcing any such indemnities or insurance for its benefit, Purchaser agrees that it will take (at Seller’s expense), to the extent it can lawfully do so, any reasonable steps requested by Seller to enforce such indemnities or insurance on Seller’s behalf and pay to Seller any amount thereby realized (to the extent such amount relates to a loss sustained by Seller and not a reimbursement for a loss sustained by Purchaser); provided, that Purchaser shall have no duty to take any action that would be materially adverse to its interests, including declaring an “Event of Default” under the Lease. If Purchaser is prohibited from enforcing any such indemnities or insurance for its benefit, Seller agrees that it will take (at Purchaser’s expense), to the extent it can lawfully do so, any reasonable steps requested by Purchaser to enforce such indemnities or insurance on Purchaser’s behalf and pay to Purchaser any amount thereby realized (to the extent such amount relates to a loss sustained by Purchaser and not a reimbursement for a loss sustained by any of the Seller); provided, that Seller shall not have any duty to take any action that would be materially adverse to its interests. If Seller, on the one hand, or Purchaser, on the other hand, is unable to enforce any such indemnities or insurance for its benefit as a result of information needed from the other party, the other party agrees that it will take any reasonable steps or cause its Affiliates to take any reasonable steps (in each case at the requesting party’s expense) requested by Seller, on the one hand, and Purchaser, on the other hand, as the case may be, to provide such information to the other party.

10.3  Seller’s Indemnity

. (a)  Seller hereby covenants, and agrees to indemnify, protect, defend, save and keep harmless Purchaser, on an after-tax basis, from and against any and all Losses which may at any time or from time to time be imposed upon, incurred by or asserted against Purchaser or any of its Affiliates, agents, servants, representatives, directors or officers in any way relating to, resulting from or arising out of: (i) any failure by Seller to have observed or performed any of its obligations under or in connection with the Transaction Documents; or (ii) Seller’s interest in the Aircraft and the Lease, in each case to the extent attributable to the period prior to the Delivery Time.

(b)  Seller hereby covenants and agrees to indemnify, protect, defend, save and keep harmless Purchaser, on an after-tax basis, from and against any and all Taxes which at any time or from time to time may be imposed on or with respect to, or asserted against, Seller’s interest in the Aircraft or any part thereof or any interest therein, on Purchaser, by any federal, state, local or foreign government or taxing authority in connection with or relating to this Agreement, the Assignment Agreement, Seller’s interest in the Aircraft and the Transaction Documents, and which are attributable to the period prior to the Delivery Time, or to acts, omissions, events or occurrences prior to the Delivery Time.

10.4  Purchaser’s Indemnity

. (a)  Purchaser hereby covenants, and agrees to indemnify, protect, defend, save and keep harmless Seller, on an after-tax basis, from and against any and all Losses which may at any time or from time to time be imposed upon, incurred by or asserted against Seller or any of its Affiliates, agents, servants, representatives, directors or officers in any way relating to, resulting from or arising out of: (i) any failure by Purchaser to have observed or performed any of its obligations under or in connection with the Transaction Documents; or (ii) Purchaser’s interest in the Aircraft and the Lease, in each case to the extent attributable to the period after the Delivery Time.

(b)  Purchaser hereby covenants and agrees to indemnity, protect, defend, save and keep harmless Seller, on an after-tax basis, from and against any and all Taxes which at any time or from time to time may be imposed on or with respect to, or asserted against the Aircraft or any part thereof or any interest therein, on Seller, by any federal, state, local or foreign government or taxing authority in connection with or relating to this Agreement, the Assignment Agreement, the Aircraft and the Transaction Documents, and which are attributable to the period after the Delivery Time, or to acts, omissions, events or occurrences after the Delivery Time.

SECTION 11.  Notices.

11.1  Address for Notices

. All notices required under the Purchase Documents shall be in writing and in English, and shall be given or made in person, by internationally recognized courier service or by telefax to Seller or Purchaser at their respective addresses and telefax numbers as follows:

(a)	if to Purchaser:	Wells Fargo Bank Northwest, National Association
MAC U1228-120
299 South Main Street
Salt Lake City, UT 84111
Attention: Michael Hoggan
Telephone: +1-801-246-5053
Telefax: +1-801-246-2755

with a copy to:

DB Equipment Leasing, Inc.
60 Wall Street
New York, New York 10005
Attn: Roman Danilov
Telecopy: (917) 488-5232

(b)	if to Seller:	PLM Financial Services, Inc.
465 Lexington Avenue, 67th Floor
New York, NY 10174
Attention: Richard Brock
Telephone: +1-212-682-3344
Telefax: +1-212-682-3464

11.2  Effectiveness of Notice

. Every notice or demand shall be deemed to have been received (i) in the case of a notice sent by recognized overnight international courier, when actually delivered to Seller or Purchaser at its address set out in Section 11.1 or as of the date on which receipt of such notice is refused or the courier advises that such notice is not deliverable at the address set out in Section 11.1 with respect to Seller or Purchaser, as the case may be, and (ii) in the case of a telefax, at the time of receipt by the sender of a transmission report indicating that all pages of the telefax transmission were properly transmitted (unless the recipient notifies the sender promptly, or if received after 5:30 p.m. local time, by no later than 10:00 a.m. local time the following Business Day, that the transmission was incomplete or illegible, in which case the telefax shall be deemed to have been received at the time of receipt by the sender of a further clear transmission report on retransmitting the telefax) so long as the relevant telefax transmission (or retransmission, as the case may be) was transmitted to the receiver between 9:00 a.m. and 5:30 p.m. local time at the place of receipt, and if it was transmitted other than between 9:00 a.m. and 5:30 p.m. local time then it shall be deemed to have been received at 9:00 a.m. local time on the succeeding Business Day.

11.3  Change of Address

. Seller or Purchaser may change its address, telefax number or the address or party to whom copies of notices shall be sent by giving notice to the other in accordance with this Section 11.

SECTION 12.  Expenses

. Each of the Seller and Purchaser shall bear its own expenses incurred in connection with the Purchase Documents and the transactions contemplated by the Purchase Documents. Seller shall pay all costs and expenses of Lessee, including all fees and disbursements of any counsel retained by Lessee, incurred in connection with the transfer of the Aircraft and Lease to Purchaser contemplated by the Purchase Documents.

SECTION 13.  Brokers

. Each of the Seller and Purchaser hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of this Agreement, to any Person (other than fees payable by each party to its respective legal advisers and any fees payable by Seller to Sigma Aircraft Management LLC, for which Seller shall be solely responsible). Each of the Seller and the Purchaser hereby agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys’ fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon this Agreement or the Purchase Documents or the Aircraft and Lease, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its employees or agents of the representation of such indemnifying party set forth in this Section 13 or out of any claim for such commission or compensation made by any Person against or through such indemnifying party.

SECTION 14.  Confidentiality

. Neither Purchaser or Seller will disclose, directly or indirectly, the economic terms and conditions of this Agreement and the transactions related hereto and each will use all reasonable efforts to have all such economic terms and conditions kept confidential and not used in any way known to such party to be potentially detrimental to any other party; provided, that (a) each party may use, retain and disclose any such information to its counsel and public accountants, any potential transferees and any Governmental Body requesting such disclosure; provided that such counsel, public accountants and potential transferees shall be advised to keep such information confidential, (b) each party may use, retain and disclose any such information which has been publicly disclosed (other than by such party or any Affiliate thereof in breach of this Section 14), (c) to the extent that such party or any Affiliate thereof may have received a subpoena or other written demand under color of legal right for such information, such party or Affiliate may disclose such information, but such party shall first, as soon as practicable upon receipt of such demand, furnish a copy thereof to the other party and afford the other party reasonable opportunity to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information to the extent necessary to enforce its rights against the other party pursuant to this Agreement. Upon completion of the transaction, either party can issue a press release announcing the sale without disclosing any of the economic details of the transaction, and one or both of Seller’s owners may file SEC Form 8-K in connection with the transactions contemplated by this Agreement.

SECTION 15.  Miscellaneous.

15.1  Construction

. This Agreement shall, pursuant to Section 5-1401 of the New York General Obligations Law, be governed by and construed in accordance with the laws of the State of New York.

15.2  Jurisdiction

. Each of the Seller and Purchaser hereby expressly submits to the non exclusive jurisdiction of the United States District Court for the Southern District of New York and of the New York Supreme Court, New York County, in each case located in the Borough of Manhattan (the “Agreed Courts”). Final judgment against Seller or Purchaser rendered by any Agreed Court in any suit shall be conclusive and may be enforced in any other jurisdiction by suit on a judgment, a certified or true copy of which shall be conclusive evidence of the facts and of the amount of any indebtedness or liability of such party.

15.3  Waiver of Objection to Venue

. Each of the Seller and Purchaser irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any Agreed Court and further irrevocably waives any claim that any such suit, action or proceeding brought in any Agreed Court has been brought in an inconvenient forum.

15.4  Waiver of Jury Trial

. Each of the Seller and Purchaser hereby waives trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of or relating to the Purchase Documents.

15.5  Service of Process by Mail

. Without prejudice to any other mode of service, each of Seller and Purchaser consents to the service of process relating to any proceedings involving, directly or indirectly, any matter arising out of or relating to the Purchase Documents by U.S. Postal Service registered mail (prepaid, return receipt requested) of a copy of the process to the address for Seller or Purchaser, as the case may be, set forth in Section 11.1.

15.6  Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Neither Seller or Purchaser may assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

15.7  Modification, Amendments, Entire Agreement

. The Purchase Documents and their schedules and exhibits embody the entire agreement and understanding of Seller and Purchaser. This Agreement shall not be modified or amended except in writing signed by Seller and Purchaser and, as of the date first above written, terminates and supersedes all prior or independent agreements and understandings between Seller and Purchaser covering the same subject matter.

15.8  Third Party Beneficiaries; Survival

. This Agreement is intended for the sole and exclusive benefit of the parties hereto and does not create or confer any right or benefit to any person not a party hereto. All representations, warranties, indemnities and agreements of Seller and Purchaser under this Agreement shall survive the sale of the Aircraft on the Delivery Date

15.9  Counterparts

. This Agreement may be executed in counterparts, each of which shall constitute an original document.

15.10  Trustees

. It is understood and agreed that, except as otherwise expressly provided herein or in any other Purchase Document or Transaction Document, each of PLM and WFB is entering into this Agreement solely in its capacity as trustee as provided in the applicable trust agreement and not in its individual capacity and in no case whatsoever will either PLM or WFB be liable or accountable in its individual capacity for any of the statements, representations, warranties, agreements or obligations of Seller or Purchaser, respectively, hereunder, or for any loss in respect thereof, as to all of which all interested parties agree to look solely to the applicable trust estate; provided that nothing in this Section 15.10 shall be deemed to limit in scope or substance the personal liability of PLM or WFB (a) to the Owner Participants or the Beneficiary, respectively, as expressly set forth in the applicable trust agreement, (b) in respect of the representations, warranties and agreements of PLM or WFB expressly made in its individual capacity herein or in any other Purchase Document or Transaction Document to which it is a party, (c) for the consequences of its own gross negligence, willful misconduct and, in receiving, handling or remitting of funds only, its willful misconduct or simple negligence as a trustee, and (d) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Purchase Documents

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this AIRCRAFT PURCHASE AGREEMENT to be duly executed and delivered as of the day and year first written above.

PLM FINANCIAL SERVICES, INC., not in its individual capacity but solely as owner trustee for the benefit of the Owner Participants

By:________________________________
Name:
Title:

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity but solely as owner trustee for the benefit of the Beneficiary

By:________________________________
Name:
Title:

SCHEDULE 1

PURCHASE PRICE

Delivery Date	Purchase Price	Rent Reduction	Int on Purch Price	Int on per diem rent
			4%	4%
	$8,200,000.00
15-Nov-06	$8,097,551.20	($102,448.80)
16-Nov-06	$8,098,461.84	($102,448.80)	$911.11	($0.47)
17-Nov-06	$8,099,372.00	($102,448.80)	$1,822.22	($1.42)
18-Nov-06	$8,100,281.69	($102,448.80)	$2,733.33	($2.85)
19-Nov-06	$8,101,190.90	($102,448.80)	$3,644.44	($4.74)
20-Nov-06	$8,102,099.64	($102,448.80)	$4,555.56	($7.11)
21-Nov-06	$8,103,007.91	($102,448.80)	$5,466.67	($9.96)
22-Nov-06	$8,103,915.70	($102,448.80)	$6,377.78	($13.28)
23-Nov-06	$8,104,823.01	($102,448.80)	$7,288.89	($17.07)
24-Nov-06	$8,105,729.86	($102,448.80)	$8,200.00	($21.34)
25-Nov-06	$8,106,636.22	($102,448.80)	$9,111.11	($26.09)
26-Nov-06	$8,107,542.12	($102,448.80)	$10,022.22	($31.30)
27-Nov-06	$8,108,447.54	($102,448.80)	$10,933.33	($37.00)
28-Nov-06	$8,109,352.48	($102,448.80)	$11,844.44	($43.16)
29-Nov-06	$8,110,256.95	($102,448.80)	$12,755.56	($49.80)
30-Nov-06	$8,111,160.95	($102,448.80)	$13,666.67	($56.92)
1-Dec-06	$8,112,064.47	($102,448.80)	$14,577.78	($64.50)
2-Dec-06	$8,112,967.52	($102,448.80)	$15,488.89	($72.57)
3-Dec-06	$8,113,870.09	($102,448.80)	$16,400.00	($81.11)
4-Dec-06	$8,114,772.19	($102,448.80)	$17,311.11	($90.12)
5-Dec-06	$8,115,673.82	($102,448.80)	$18,222.22	($99.60)
6-Dec-06	$8,116,574.97	($102,448.80)	$19,133.33	($109.56)
7-Dec-06	$8,117,475.65	($102,448.80)	$20,044.44	($120.00)
8-Dec-06	$8,118,375.85	($102,448.80)	$20,955.56	($130.91)
9-Dec-06	$8,119,275.58	($102,448.80)	$21,866.67	($142.29)
10-Dec-06	$8,120,174.83	($102,448.80)	$22,777.78	($154.15)
11-Dec-06	$7,993,012.61	($230,509.80)	$23,688.89	($166.48)
12-Dec-06	$7,993,910.91	($230,509.80)	$24,600.00	($179.29)
13-Dec-06	$7,994,808.75	($230,509.80)	$25,511.11	($192.57)
14-Dec-06	$7,995,706.10	($230,509.80)	$26,422.22	($206.32)
15-Dec-06	$7,996,602.98	($230,509.80)	$27,333.33	($220.55)
16-Dec-06	$7,997,499.39	($230,509.80)	$28,244.44	($235.25)
17-Dec-06	$7,998,395.33	($230,509.80)	$29,155.56	($250.43)
18-Dec-06	$7,999,290.78	($230,509.80)	$30,066.67	($266.08)
19-Dec-06	$8,000,185.77	($230,509.80)	$30,977.78	($282.21)
20-Dec-06	$8,001,080.28	($230,509.80)	$31,888.89	($298.81)
21-Dec-06	$8,001,974.32	($230,509.80)	$32,800.00	($315.88)
22-Dec-06	$8,002,867.88	($230,509.80)	$33,711.11	($333.43)
23-Dec-06	$8,003,760.97	($230,509.80)	$34,622.22	($351.46)
24-Dec-06	$8,004,653.58	($230,509.80)	$35,533.33	($369.95)
25-Dec-06	$8,005,545.72	($230,509.80)	$36,444.44	($388.93)
26-Dec-06	$8,006,437.38	($230,509.80)	$37,355.56	($408.37)
27-Dec-06	$8,007,328.57	($230,509.80)	$38,266.67	($428.29)
28-Dec-06	$8,008,219.29	($230,509.80)	$39,177.78	($448.69)
29-Dec-06	$8,009,109.53	($230,509.80)	$40,088.89	($469.56)
30-Dec-06	$8,009,999.30	($230,509.80)	$41,000.00	($490.90)
31-Dec-06	$8,010,888.59	($230,509.80)	$41,911.11	($512.72)

Delivery Date:	26-Dec-06	27-Dec-06	28-Dec-06	29-Dec-06

Purchase Price	$8,006,437.38	$8,007,328.57	$8,008,219.29	$8,009,109.53

Less Purchase Deposit	($100,000.00)	($100,000.00)	($100,000.00)	($100,000.00)

Adjusted Purchase Price	$7,906,437.38	$7,907,328.57	$7,908,219.29	$7,909,109.53

Less Lease Deposit and Accrued Interest	($345,287.74)	($345,331.16)	($345,374.58)	($345,418.00)
Less Total Reserves	($1,937,069.39)	($1,937,069.39)	($1,937,069.39)	($1,937,069.39)

Net Purchase Payment (1)	$5,624,080.26	$5,624,928.03	$5,625,775.32	$5,626,622.15

adjusted for Technical Holdback Amount……….	($50,000.00)	($50,000.00)	($50,000.00)	($50,000.00)
adjusted for Withholding Tax Escrow……….	($138,305.00)	($138,305.00)	($138,305.00)	($138,305.00)

Net Closing Date Payment……………………..	$5,435,775.26	$5,436,623.03	$5,437,470.32	$5,438,317.15

(1) If the following “Technical Holdback Conditions” have not been satisfied by the Delivery Date, $50,000 (the “Technical Holdback Amount”) of the Net Purchase Payment will be held in escrow pending their resolution and the Purchase Price may be reduced by all or a portion of the Technical Holdback Amount if the Technical Holdback Conditions have not been satisfied by January 15, 2007:

1.  Hard time component listing for the Aircraft has been corrected to show the accurate overhaul status of landing gear components, as tracked in calendar and hourly intervals from the last overhauls, which were accomplished on 1 July 1998.

2.  Inspection status report “informe de inspecciones” for the Aircraft has been corrected to show the last accomplished calendar date of D check, currently listed as “unknown.”

SCHEDULE 2

MAINTENANCE RESERVES

Account Balances as of December 20, 2006

Account Balances as of Closing Date

Sub-Accounts	Debit Balance	Credit Balance
Airframe D-check	$907,301.88
ESN724644 Refurbishment	$385,219.40
ESN724644 LLPs	$316,888.83
ESN725657 Refurbishment		$714,510.44
ESN725657 LLPs	$785.00	$642,490.00
APU	$160,742.24
Landing Gears	$166,132.04

TOTAL	$1,937,069.39	$1,357,000.44

SCHEDULE 3

TRANSACTION DOCUMENTS

1.
Lease Agreement, dated December 6, 2001, between PLM Transportation Equipment Corporation, as predecessor to PLM Financial Services, Inc., not in its individual capacity but as owner trustee (“Lessor”) and Pluna - Lineas Aereas Uruguayas S.A. (“Lessee”)

2.	Side Letter Number One to Lease Agreement, made as of December 27, 2001, between Lessor and Lessee
3.	First Amendment to Lease Agreement, made as of January 15, 2002, between Lessor and Lessee
4.	Side Letter Number Two to Lease Agreement, made as of July 11, 2002, between Lessor and Lessee
5.	Second Amendment to Lease Agreement, made as of December 23, 2003, between Lessor and Lessee
6.	Third Amendment to Lease Agreement, made as of June 24, 2005, between Lessor and Lessee
7.	Letter dated February 16, 2003 to Lessee from Sigma Aircraft Management LLC, as agent for Lessor